Exhibit 5.8

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc. (“Yamana”), I, Sébastien Bernier, P.Geo., hereby consent to the use of my name in connection with the technical disclosure set forth under the heading “Description of the Business – Material Producing Mines – Jacobina Mining Complex”, other than the technical disclosure under the heading “Mineral Projects – Summary of Mineral Reserve and Mineral Resource Estimates”, to the use of my name in connection with the technical disclosure set forth under the heading “Description of the Business – Material Producing Mines – El Peñón Mine”, other than the technical disclosure under the heading “Mineral Projects – Summary of Mineral Reserve and Mineral Resource Estimates” and to the use of my name in connection with the technical disclosure set forth under the heading “Description of the Business – Material Producing Mines – Canadian Malartic Mine”, other than the technical disclosure under the heading “Mineral Projects – Summary of Mineral Reserve and Mineral Resource Estimates” (together, the “Technical Disclosure”) and to the inclusion or incorporation by reference of references to the Technical Disclosure in the Registration Statement.

By:	/s/ Sébastien Bernier

Name:	Sébastien Bernier, P.Geo.

April 25, 2022